HR/Payroll Use Only: Plan Year ________ Effective Date of Change ________

Nonqualified Deferred Compensation Plan
Deferred Compensation Agreement

Personal Information

Name:    ____________________________________________    Emp. No: ____________________________

Address: ___________________________________________    Soc. Sec. No: _________________________

___________________________________________    Daytime Phone No: ___________________

This form is pursuant to the Nonqualified Deferred Compensation Plan of Altera Corporation (the “Company”), as amended and restated as of August 28, 2014 (the “Plan”).

Enrollment (select one):

☐	Annual open enrollment (due by October 31)

☐	Change to current election [changes to elections are subject to the requirements of Article IV of the Plan.]

☐	New enrollment (new hire or newly eligible employee) due within 30 days from the effective date of change.
Please provide date of hire or effective date of change (mm/dd/yyyy): ________/________/____________

Deferral Election Percentage
Salary (select one):

☐
I elect to defer ______ % (up to 100% of my gross salary after all applicable payroll deductions and any contributions to Altera’s 401(k) Plan have been made) of my gross salary. [Generally, up to 65% of your gross salary would be available if you maximize participation in the Altera 401(k) Plan.]

☐	I elect not to defer any salary.

Future Corporate Bonus Plan Payments (select one):

☐
I elect to defer ______ % (up to 100 % of my future gross corporate bonus plan payment after all applicable payroll deductions and any contributions to Altera’s 401(k) Plan have been made). [Generally, up to 80% of your gross corporate bonus plan payment would be available if you maximize participation in the Altera 401(k) Plan.]

☐	I elect not to defer any future executive program bonus payments.

Future Sales Incentive Payments (select one):

☐
I elect to defer ______ % (up to a maximum of 100% of my gross sales incentives after all applicable payroll deductions and any contributions to Altera’s 401(k) Plan have been made). [Generally, up to 65% of your gross sales incentives would be available if you maximize participation in the Altera 401(k) Plan.]

☐	I elect not to defer any sales/marketing incentive payments.

Distribution Event (select one):

☐	Specific calendar year (with Distribution commencing in July of the subsequent calendar year): _________

☐	Separation from Service (as defined in the Plan).

Method of Payment (select one):

☐	One single lump sum payment pursuant to Article VIII(D)(1) of the Plan.

☐
_____ Annual payments pursuant to Article VIII(D)(2) of the Plan (not to exceed 10 years) equal to 1/n where “n” is the number of installments remaining to be paid [please fill in the number of annual installments you wish to receive].

See last page for important Plan details

I am making the foregoing elections voluntarily after reviewing the terms of the Plan and with knowledge that this election is irrevocable until changed in accordance with the terms of the Plan. I authorize the Company to make any payroll deduction required by my elections. I understand that these deductions will be made after all applicable payroll deductions have been made. I understand that I may not make changes to my deferral elections during the plan year and that Article IV of the Plan will apply to certain changes of elections. I understand that all elections not changed will remain in effect based on my enrollment on file with the Company or its administrator.

(Participant Signature)

(Print Name)

(Date)

See last page for important Plan details

Please return completed form to:
Altera Corporation
Attn: Benefits Department, MS 3101
101 Innovation Drive
San Jose, CA 95134

I have received and read a copy of the Plan. I understand that the terms and conditions of the Plan apply to me, and I understand the tax consequences of participating in the Plan.

I agree to defer all or a portion of my current income, and to have that income paid to me at a later date pursuant to the terms and conditions of the Plan, which are incorporated by reference, in their entirety, in this Agreement. NOTE: ACTUAL BENEFITS PAYABLE UNDER THE PLAN MAY BE GREATER OR LESS THAN AMOUNTS DEFERRED DEPENDING ON THE EARNINGS OR LOSSES THAT ARE CREDITED TO MY ACCOUNT IN ACCORDANCE WITH THE PLAN.

I acknowledge that under the terms of the Plan, no payments can be made in the event the Company is insolvent. I understand that any income I defer will be held as an asset of the Company and will remain subject to the claims of the general creditors of the Company.

I understand that this Agreement is not an employment agreement, does not guarantee that I will receive any predetermined amount of compensation, and does not guarantee that I will receive any corporate bonus plan or sales incentive plan payments. I further understand that nothing in this Agreement alters the at-will nature of my employment.

I understand that the Retirement Plans Committee has the sole discretionary authority to administer the Plan and to review from time to time the investment of funds deferred under the Plan.

I understand that all applicable taxes and any elective deferrals (e.g., ESPP, 401(k), medical insurance premiums, etc.) will be deducted from my paycheck (including my salary and any corporate bonus plan and sales incentive plan payments) prior to deferrals being made to the Plan. I understand, therefore, that in no event may I defer more than the amount that remains after all such deductions have been made.

I understand that I may not discontinue or change my deferral election percentage of future Compensation during the year and that I must re-enroll during Annual Open Enrollment each eligible year to continue participation.

I understand that actual payout of assets will take place in July of the year following the year in which my specified Distribution Event occurs (or in no event later than December 31 of that subsequent year), subject to earlier distribution through an Unforeseeable Financial Emergency, as described in the Plan.

A Participant may change the Distribution Event or Method of Payment (i.e., lump sum or installments) in favor of an alternative Distribution Event or Method of Payment provided that (i) such shall not be effective until one (1) year after the date on which the change is made; (ii) for either type of change, Participant must move his or her Distribution Event five (5) or more years into the future (other than payments on account of death, Change of Control, or Unforeseeable Financial Emergency), and (iii) if the change modifies an election relating to a payment to be made at a specified time or pursuant to a fixed payment schedule, the change must be made at least twelve (12) months before the date of the Distribution Event triggering the first scheduled payment. Any change in election shall be applicable to the Participant’s applicable account balance.

I understand that the information presented here is a brief explanation of the Plan. It is not intended to replace the Plan document or Trust Agreement, which govern the actual rights and benefits to which I may be entitled. I have been advised to seek my own financial advice from a qualified professional. Please contact the Benefits Department if you have any questions or require additional details. Because future conditions affecting the company cannot be foreseen, the company reserves the right to amend, modify or terminate the Plan at any time. Although any change or termination of the Plan will not affect the benefits paid to Plan Participants before the date the Plan was changed or terminated, such change may result in reduced benefit options after the effective date of such change.